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As filed with the Securities and Exchange Commission on February 9, 2005

Registration No. 333-114975

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE HEALTH, INC.
(Exact Name of Corporation as Specified in Its Charter)

Delaware	2510	77-0606142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Interactive Health, Inc.
3030 Walnut Avenue
Long Beach, CA 90807
(562) 426-8700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Craig P. Womack
Chief Executive Officer and Chief Operating Officer
Interactive Health, Inc.
3030 Walnut Avenue
Long Beach, CA 90807
United States of America
(562) 426-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan K. Layne Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 Telephone: (310) 552-8641 Facsimile: (310) 552-7053	Eric S. Haueter Robert W. Kadlec Sidley Austin Brown & Wood LLP 555 California Street San Francisco, California 94104 Telephone: (415) 772-1200 Facsimile: (415) 397-4621

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 ("SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

              The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

	Amount to be Paid
SEC registration fee	$12,490
NASD filing fee	10,500
Nasdaq National Market filing fee	100,000	*
Printing and engraving expenses	400,000	*
Blue sky qualification fees and expenses	30,000	*
Accounting fees and expenses	490,000	*
Legal fees and expenses	505,000	*
Transfer agent and registrar fees	6,000	*
Miscellaneous expenses	125,000	*

Total	$1,678,990	*

*
Estimated

Item 14. Indemnification of Directors and Officers

              Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

              Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of us—by reason of the fact that the person is or was a director, officer, agent or employee of us, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of us, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of us as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to us, unless the court believes that in light of all the circumstances indemnification should apply.

              Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

              Our certificate of incorporation, attached as Exhibit 3.1 hereto, provides that we shall indemnify our directors and executive officers to the fullest extent permitted by the DGCL or any other applicable law. In addition, we have entered into separate indemnification agreements, attached as Exhibit 10.6 hereto, with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

              The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

              We have entered into indemnification agreements, substantially in the form attached as Exhibit 10.6 with our directors and our officers containing provisions that require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

              The senior notes registration rights agreement, attached as Exhibit 10.18 hereto, provides that the holders of the senior notes have agreed to indemnify us, our directors and officers, and any person who controls us from certain liabilities caused by any untrue statement of a material fact in or omission of a material fact from any registration statement filed in connection with the senior notes.

              The registration rights agreement entered into among us, Whitney, and certain of our management stockholders provides that each seller of our restricted stock will indemnify us, any of our officers signing a registration statement of the restricted stock, our directors, and any controlling stockholder against losses arising out of a material misstatement in or omission from the registration statement of the restricted stock. Such seller indemnification is limited to damages resulting from a misstatement or omission of information pertaining to such seller which was furnished us in writing by such seller for use in such registration statement.

Item 15. Recent Sales of Unregistered Securities

              1.     In July 2003, we issued and sold an aggregate of 1,500 shares of our common stock to Whitney V, L.P. at $0.67 per share for an aggregate offering price of $1,000.

              2.     In August 2003, we issued and sold an aggregate of 4,880,000 shares of our series A Preferred Stock to Whitney V, L.P. at $10.00 per share for an aggregate offering price of $48,880,000.

              3.     In August 2003, we issued and sold an aggregate of 120,000 shares of our series A Preferred Stock to three of our officers at $10.00 per share for an aggregate offering price of $1,200,000.

              4.     In August 2003, we issued and sold $55.0 million in aggregate principal amount of 12% Senior Subordinated Notes to three Whitney affiliated funds.

              5.     In August 2003, we issued and sold 1,115,086 warrants to purchase our common stock to three Whitney affiliated funds at $2.81 per share for an aggregate offering price of approximately $3.1 million.

              6.     In August 2003, we granted stock options to our officers under our stock option plan covering an aggregate of 963,029 shares of common stock, at exercise prices ranging from $6.67 to $20.00 per share.

              7.     In February 2004, we issued and sold an aggregate of 1,115,086 shares of our common stock to four Whitney affiliated funds upon exercise of warrants at $0.0007 per share for an aggregate offering price of $743.39.

              8.     In March 2004, Interactive Health LLC and Interactive Health Finance Corp. jointly issued and sold $100.0 million in aggregate principal amount at maturity of 7.25% senior notes due 2011 to qualified institutional buyers and institutional accredited investors at a price of 80.424%.

              9.     In August 2004, we granted stock options to one of our independent directors and certain key employees under our stock option plan covering an aggregate of 310,464 shares of common stock, at exercise prices ranging from $10.90 to $21.80 per share.

              10.   In December 2004, we granted stock options to one of our independent directors and certain key employees under our stock option plan covering an aggregate of 43,342 shares of common stock at exercise prices ranging from $10.90 to $21.80 per share.

              We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) through (5) and (7) above by virtue of Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. These sales and issuances were made without general solicitation or advertising and each purchaser was a sophisticated investor and represented to us that the shares were being acquired for investment. All recipients had adequate access, through their relationships with us, to information about us. There were no underwriters involved in any of these sales and issuances.

              We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (6), (9) and (10) above by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act because all such grants were made to our employees, officers or directors under written compensatory benefit plans within the limits on the amount of securities that can be issued prescribed by such rule.

              We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (8) by virtue of Section 4(2) of the Securities Act or Rule 144A of the Securities Act. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was (1) a qualified institutional buyer or (2) a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment. Jeffries & Company, Inc. and Imperial Capital, LLC were the initial purchasers for these sales and issuances.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Number	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of IH Acquisition Corp. filed with the Delaware Secretary of State on July 13, 2003*
3.2	Certificate of Amendment to the Certificate of Incorporation of IH Acquisition Corp. filed with the Delaware Secretary of State on August 22, 2003*
3.3	Second Certificate of Amendment to the Certificate of Incorporation of Interactive Health, Inc. filed with the Delaware Secretary of State on March 3, 2004*
3.4	Amended and Restated Bylaws of Interactive Health, Inc.*
3.5	Form of Amended and Restated Certificate of Incorporation of Interactive Health, Inc. to be effective upon completion of this offering*
3.6	Form of Bylaws of Interactive Health, Inc. to become effective upon completion of this offering*
3.7	Third Certificate of Amendment to the Certificate of Incorporation of Interactive Health, Inc. filed with the Delaware Secretary of State on February 4, 2005*
3.8	Form of Certificate of Designation of Preferences of Series B Preferred Stock of Interactive Health, Inc.*
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
4.2	Specimen of Common Stock Certificate*
4.3
Registration Rights Agreement, dated August 22, 2003, among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Green Leaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
4.4	Form of Rights Agreement*
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	Interactive Health, Inc. 2003 Stock Option Plan*
10.2	Employment Agreement dated August 22, 2003, between Registrant and Craig Womack*
10.3	Employment Agreement dated August 22, 2003, between Registrant and Andrew Cohen*
10.4	Employment Agreement dated August 22, 2003, between Registrant and Hans Dehli*
10.5	Employment Agreement dated August 22, 2003, between Registrant and Thomas Dragotto*
10.6	Form of Indemnification Agreement*
10.7	Lease Agreement, dated August 6, 1997, between Interactive Health LLC and Ben and Ariela Lawee*
10.8	Option to Extend Lease Agreement, dated August 6, 1997, between Interactive Health LLC and Ben and Ariela Lawee*
10.9	Option to Renew Lease Agreement, dated July 18, 2002, between Interactive Health LLC and Ben and Ariela Lawee*
10.10	Addendum: Expansion and Terms Modification to Lease Agreement, dated December 20, 2002, between Interactive Health LLC and Ben and Ariela Lawee*

10.11	Lease Agreement, dated December 19, 2002, between Interactive Health LLC and Merchandise Mart Properties, Inc.*
10.12	Distribution Agreement between Interactive Health LLC and Daito-Osim Healthcare Appliances (Suzhou) Co., Ltd., dated August 24, 2000†*
10.13	Credit Agreement, dated December 30, 2003, between Interactive Health LLC and Comerica Bank*
10.14	Amendment No. 1 to Credit Agreement, dated January 30, 2004, between Interactive Health LLC and Comerica Bank*
10.15	Amendment No. 2 to Credit Agreement, dated February 13, 2004, between Interactive Health LLC and Comerica Bank*
10.16	Amendment No. 3 to Credit Agreement, dated March 22, 2004, between Interactive Health LLC and Comerica Bank*
10.17	Guaranty, dated February 2004, executed by Interactive Health Finance Corp. in favor of Comerica Bank*
10.18	Indenture, dated March 26, 2004 between Interactive Health LLC, Interactive Health Finance Corp. and U.S. Bank National Association, as Trustee*
10.19	Security Agreement dated February 13, 2004 between Interactive Health LLC and Comerica Bank*
10.20	Parent Pledge Agreement, dated February 13, 2004 between Registrant and Comerica Bank*
10.21	Registration Rights Agreement, dated March 26, 2004 among Registrant, Interactive Health LLC, Interactive Health Finance Corp., Jefferies & Company, Inc., and Imperial Capital LLC*
10.22
Securityholders Agreement, dated August 22, 2003 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.23
Amendment No. 1 to Securityholders Agreement, dated February 18, 2004 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.24
Amendment No. 2 to Securityholders Agreement, dated August 18, 2004 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Mezzanine Capital, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.25	First Amendment to Distribution Agreement, dated February 2003, between Interactive Health LLC and Daito-Osim Health Care Appliances (Suzhou) Co., Ltd.†*
10.26	June 12, 2003 Side Letter among Interactive Health LLC, Daito-Osim Health Care Appliances (Suzhou) Co., Ltd., Daito Denki Kogyo K.K., and Shimizu, Shinichi*
10.27	November 11, 2003 Side Letter between Shinichi Shimizu and Interactive Health LLC*
10.28	November 11, 2003 Side Letter among Interactive Health LLC, Daito-Osim Health Care Appliances (Suzhou) Co. Ltd. and Daito Denki Kogyo, K.K.†*
10.29	Form of Nonqualified Option Agreement*
10.30	Amendment No. 4 to Credit Agreement, dated June 30, 2004, between Interactive Health LLC and Comerica Bank*
10.31	Amendment No. 5 to Credit Agreement, dated August 18, 2004, between Interactive Health LLC and Comerica Bank*

10.32	Amendment No. 1 to Employment Agreement, dated May 26, 2004, between Registrant and Thomas Dragotto*
10.33	Renewal Lease Agreement, dated May 7, 2004, between Interactive Health LLC and Merchandise Mart Properties, Inc.*
10.34	Amendment No. 6 to Credit Agreement, dated February 2, 2005, between Interactive Health LLC and Comerica Bank*
10.35
Amendment No. 3 to Securityholders Agreement, dated February 2, 2005 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P. and Management Purchasers*
10.36	Interactive Health LLC Third Amended and Restated Limited Liability Company Agreement, dated February 2, 2005, by the Registrant*
16.1	Letter from Deloitte & Touche LLP regarding its concurrence with statements made by registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP*
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP*
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1	Power of attorney agreements (included on signature page of this registration statement)*

*
Previously filed.

**
To be filed by amendment.

†
Confidential treatment requested. The redacted portions have been filed separately with the SEC as required by Rule 406 of Regulation C.

Item 17. Undertakings

              The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act, Interactive Health, Inc. has duly caused this Amendment No. 7 to our Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on the 9th day of February, 2005.

INTERACTIVE HEALTH, INC.
By:	/s/ CRAIG P. WOMACK Craig P. Womack Chief Executive Officer, Chief Operating Officer and Director

              Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CRAIG P. WOMACK Craig P. Womack	Chief Executive Officer, Chief Operating Officer and Director	February 9, 2005
/s/ THOMAS DRAGOTTO Thomas Dragotto	Chief Financial Officer (Chief Accounting Officer)	February 9, 2005
* James H. Fordyce	Chairman of the Board of Directors	February 9, 2005
* Michael R. Stone	Director	February 9, 2005
* John C. Hockin	Director	February 9, 2005
* Brian N. Cherry	Director	February 9, 2005
* Richard P. Bermingham	Director	February 9, 2005
* Michelle W. Taylor	Director	February 9, 2005
/s/ THOMAS DRAGOTTO Thomas Dragotto Attorney-in-Fact		February 9, 2005

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of IH Acquisition Corp. filed with the Delaware Secretary of State on July 13, 2003*
3.2	Certificate of Amendment to the Certificate of Incorporation of IH Acquisition Corp. filed with the Delaware Secretary of State on August 22, 2003*
3.3	Second Certificate of Amendment to the Certificate of Incorporation of Interactive Health, Inc. filed with the Delaware Secretary of State on March 3, 2004*
3.4	Amended and Restated Bylaws of Interactive Health, Inc.*
3.5	Form of Amended and Restated Certificate of Incorporation of Interactive Health, Inc. to be effective upon completion of this offering*
3.6	Form of Bylaws of Interactive Health, Inc. to become effective upon completion of this offering*
3.7	Third Certificate of Amendment to the Certificate of Incorporation of Interactive Health, Inc. filed with the Delaware Secretary of State on February 4, 2005*
3.8	Form of Certificate of Designation of Preferences of Series B Preferred Stock of Interactive Health, Inc.*
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
4.2	Specimen of Common Stock Certificate*
4.3
Registration Rights Agreement, dated August 22, 2003, among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Green Leaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
4.4	Form of Rights Agreement*
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	Interactive Health, Inc. 2003 Stock Option Plan*
10.2	Employment Agreement dated August 22, 2003, between Registrant and Craig Womack*
10.3	Employment Agreement dated August 22, 2003, between Registrant and Andrew Cohen*
10.4	Employment Agreement dated August 22, 2003, between Registrant and Hans Dehli*
10.5	Employment Agreement dated August 22, 2003, between Registrant and Thomas Dragotto*
10.6	Form of Indemnification Agreement*
10.7	Lease Agreement, dated August 6, 1997, between Interactive Health LLC and Ben and Ariela Lawee*
10.8	Option to Extend Lease Agreement, dated August 6, 1997, between Interactive Health LLC and Ben and Ariela Lawee*
10.9	Option to Renew Lease Agreement, dated July 18, 2002, between Interactive Health LLC and Ben and Ariela Lawee*
10.10	Addendum: Expansion and Terms Modification to Lease Agreement, dated December 20, 2002, between Interactive Health LLC and Ben and Ariela Lawee*
10.11	Lease Agreement, dated December 19, 2002, between Interactive Health LLC and Merchandise Mart Properties, Inc.*

10.12	Distribution Agreement between Interactive Health LLC and Daito-Osim Healthcare Appliances (Suzhou) Co., Ltd., dated August 24, 2000†*
10.13	Credit Agreement, dated December 30, 2003, between Interactive Health LLC and Comerica Bank*
10.14	Amendment No. 1 to Credit Agreement, dated January 30, 2004, between Interactive Health LLC and Comerica Bank*
10.15	Amendment No. 2 to Credit Agreement, dated February 13, 2004, between Interactive Health LLC and Comerica Bank*
10.16	Amendment No. 3 to Credit Agreement, dated March 22, 2004, between Interactive Health LLC and Comerica Bank*
10.17	Guaranty, dated February 2004, executed by Interactive Health Finance Corp. in favor of Comerica Bank*
10.18	Indenture, dated March 26, 2004 between Interactive Health LLC, Interactive Health Finance Corp. and U.S. Bank National Association, as Trustee*
10.19	Security Agreement dated February 13, 2004 between Interactive Health LLC and Comerica Bank*
10.20	Parent Pledge Agreement, dated February 13, 2004 between Registrant and Comerica Bank*
10.21	Registration Rights Agreement, dated March 26, 2004 among Registrant, Interactive Health LLC, Interactive Health Finance Corp., Jefferies & Company, Inc., and Imperial Capital LLC*
10.22
Securityholders Agreement, dated August 22, 2003 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.23
Amendment No. 1 to Securityholders Agreement, dated February 18, 2004 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.24
Amendment No. 2 to Securityholders Agreement, dated August 18, 2004 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Mezzanine Capital, L.P., Greenleaf Capital, L.P., Whitney V, L.P. and Management Purchasers*
10.25	First Amendment to Distribution Agreement, dated February 2003, between Interactive Health LLC and Daito-Osim Health Care Appliances (Suzhou) Co., Ltd.†*
10.26	June 12, 2003 Side Letter among Interactive Health LLC, Daito-Osim Health Care Appliances (Suzhou) Co., Ltd., Daito Denki Kogyo K.K., and Shimizu, Shinichi*
10.27	November 11, 2003 Side Letter between Shinichi Shimizu and Interactive Health LLC*
10.28	November 11, 2003 Side Letter among Interactive Health LLC, Daito-Osim Health Care Appliances (Suzhou) Co. Ltd. and Daito Denki Kogyo, K.K.†*
10.29	Form of Nonqualified Option Agreement*
10.30	Amendment No. 4 to Credit Agreement, dated June 30, 2004, between Interactive Health LLC and Comerica Bank*
10.31	Amendment No. 5 to Credit Agreement, dated August 18, 2004, between Interactive Health LLC and Comerica Bank*
10.32	Amendment No. 1 to Employment Agreement, dated May 26, 2004, between Registrant and Thomas Dragotto*

10.33	Renewal Lease Agreement, dated May 7, 2004, between Interactive Health LLC and Merchandise Mart Properties, Inc.*
10.34	Amendment No. 6 to Credit Agreement, dated February 2, 2005, between Interactive Health LLC and Comerica Bank*
10.35
Amendment No. 3 to Securityholders Agreement, dated February 2, 2005 among Registrant, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Greenleaf Capital, L.P. and Management Purchasers*
10.36	Interactive Health LLC Third Amended and Restated Limited Liability Company Agreement, dated February 2, 2005, by the Registrant*
16.1	Letter from Deloitte & Touche LLP regarding its concurrence with statements made by registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP*
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP*
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1	Power of attorney agreements (included on signature page of this registration statement)*

*
Previously filed.

**
To be filed by amendment.

†
Confidential treatment requested. The redacted portions have been filed separately with the SEC as required by Rule 406 of Regulation C.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX